Exhibit (d)(2)

AMENDMENT TO THE

INVESTMENT ADVISORY AGREEMENT

This AMENDMENT to the INVESTMENT ADVISORY AGREEMENT (the “Amendment”) effective as of December 26, 2017 (the “Effective Date”), among Cavanal Hill Funds, a Massachusetts business trust (the “Trust”) and Cavanal Hill Investment Management, Inc., an Oklahoma corporation, (“Advisor”), to that certain Investment Advisory Agreement, dated May 12, 2001, between the Trust and Advisor (as in effect on the date hereof, the “Agreement”). All capitalized terms used but not defined herein shall have the meanings given to them in the Agreement.

WHEREAS, the Trust, is an open-end management investment company registered under the Investment Company Act of 1940, as amended;

WHEREAS, pursuant to the Agreement, Advisor performs certain investment advisory services for Portfolios of the Trust (individually referred to as “Fund” and collectively as “Funds”);

WHEREAS, the Parties wish to enter into this Amendment to the Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and promises hereinafter contained and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

1.         Schedule A. Schedule A of the Agreement is hereby deleted in its entirety and replaced with the attached Schedule A.

2.         Miscellaneous. This Amendment supplements and amends the Agreement. The provisions set forth in this Amendment supersede all prior negotiations, understandings and agreements bearing upon the subject matter covered herein. Each reference to the Agreement in the Agreement (as it existed prior to this Amendment) and in every other agreement, contract or instrument to which the parties are bound, shall hereafter be construed as a reference to the Agreement as amended by this Amendment. Except as provided in this Amendment, the provisions of the Agreement remain in full force and effect. No amendment or modification to this Amendment shall be valid unless made in writing and executed by both parties hereto.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to the Agreement to be duly executed on the day and year first above written to become effective on the Effective Date.

CAVANAL HILL FUNDS

By:	/s/ James L. Huntzinger
Name: James L. Huntzinger
Title: President

CAVANAL HILL INVESTMENT MANAGEMENT, INC.

By:	/s/ J. Brian Henderson
Name: J. Brian Henderson
Title: President

Schedule A

to the Investment Advisory Agreement between

Cavanal Hill Funds and Cavanal Hill Investment Management, Inc.

Name of Fund	Compensation*

Cavanal Hill U.S. Treasury Fund	Annual rate of five one-hundredths of one percent (0.05%) of Cavanal Hill U.S. Treasury Fund’s average daily net assets

Cavanal Hill Government Securities Money Market Fund	Annual rate of five one-hundredths of one percent (0.05%) of Cavanal Hill Government Securities Money Market Fund’s average daily net assets.

Cavanal Hill Bond Fund	Annual rate of twenty one-hundredths of one percent (0.20%) of Cavanal Hill Bond Fund’s average daily net assets.

Cavanal Hill Moderate Duration Fund	Annual rate of twenty one-hundredths of one percent (0.20%) of Cavanal Hill Moderate Duration Fund’s average daily net assets.

Cavanal Hill Strategic Enhanced Yield Fund	Annual rate of fifty one-hundredths of one percent (0.50%) of Cavanal Hill Strategic Enhanced Yield Fund’s average daily net assets.

Cavanal Hill Ultra Short Tax-Free Income Fund	Annual rate of fifteen one-hundredths of one percent (0.15%) of Cavanal Hill Ultra Short Tax-Free Income Fund’s average daily net assets.

Cavanal Hill Intermediate Tax-Free Bond Fund	Annual rate of twenty one-hundredths of one percent (0.20%) of Cavanal Hill Intermediate Tax-Free Bond Fund’s average daily net assets.

Cavanal Hill Limited Duration Fund	Annual rate of fifteen one-hundredths of one percent (0.15%) of Cavanal Hill Limited Duration Fund’s average daily net assets.

Cavanal Hill Active Core Fund	Annual rate of thirty-five one-hundredths of one percent (0.35%) of Cavanal Hill Active Core Fund’s average daily net assets.

Cavanal Hill Mid Cap Core Equity Fund	Annual rate of fifty-five one-hundredths of one percent (0.55%) of Cavanal Hill Mid Cap Core Fund’s average daily net assets.

Cavanal Hill Opportunistic Fund	Annual rate of eighty-five one-hundredths of one percent (0.85%) of Cavanal Hill Opportunistic Fund’s average daily net assets.

Cavanal Hill World Energy Fund	Annual rate of sixty one-hundredths of one percent (0.60%) of Cavanal Hill World Energy Fund’s average daily net assets.